Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-276216

Prospectus Supplement No. 2
(To Prospectus Dated April 17, 2024)

Metals Acquisition Limited

64,478,325 ORDINARY SHARES
6,535,304 PRIVATE WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 17, 2024 (as supplemented to date, the “Prospectus”), related to (i) the issuance by us of 8,838,260 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) issuable upon the exercise of 8,838,260 outstanding Public Warrants; and (ii) the offer and resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of up to an aggregate of 55,640,065 Ordinary Shares and 6,535,304 Private Warrants issued to certain Selling Securityholders in connection with the Business Combination, with the information contained herein. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Public Warrants are listed on NYSE under the trading symbols “MTAL” and “MTAL.WS.” On May 3, 2024, the closing price for our Ordinary Shares on NYSE was $12.85 per share and the closing price for our Public Warrants on NYSE was $2.17 per unit.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the U.S. federal securities laws and, as such, are subject to certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Emerging Growth Company” and “Prospectus Summary—Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 6, 2024.

Redemption of Warrants

On May 6, 2024, Metals Acquisition Limited (the “Company”) issued a press release announcing the redemption (the “Redemption”) of all of its (i) outstanding public warrants (the “Public Warrants”) to purchase ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”), that were issued under the Warrant Agreement, dated as of July 28, 2021, between Metals Acquisition Corp (“Old MAC”) and Continental Stock Transfer & Trust Company and (ii) outstanding private placement warrants to purchase Ordinary Shares that were issued by the Company in (a) a private placement transaction in connection with the business combination under the Sponsor Letter Agreement, dated as of July 28, 2021, by and between Old MAC and Green Mountain Metals LLC (the “Sponsor”) and (b) the conversion of the 2022 Sponsor Convertible Note, dated April 13, 2022, under which the Sponsor exercised its option to convert the issued and outstanding loan amount into private placement warrants, on the same terms as the outstanding Public Warrants.

Copies of the press release and the Notice of Redemption delivered by the Company are below.

None of these documents constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

***

2

Copy of Press Release, dated May 6, 2024

6 May 2024

Metals Acquisition limited ANNOUNCES REDEMPTION OF public and private PLACEMENT WARRANTS

ST. HELIER, Jersey – (BUSINESS WIRE) – Metals Acquisition Limited (NYSE: MTAL; ASX: MAC)

Metals Acquisition Limited ARBN 671 963 198 (NYSE: MTAL; ASX: MAC), a private limited company incorporated under the laws of Jersey, Channel Islands (the “Company”) today announced that it will redeem all of its outstanding Public Warrants (as defined below) and Private Placement Warrants (as defined below) to purchase ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”) that remain outstanding at 5:00 p.m. New York City time on June 5, 2024 (the “Redemption Date”) for a redemption price of $0.10 per Warrant.

Key Points

Redemption of the Public Warrants (as defined below) and Private Placement Warrants (as defined below) is another step by the Company towards its stated goal of creating a simplified capital structure and balance sheet.

The redemption will also remove any uncertainty regarding dilution which may result from the exercise of Warrants (as defined below) in the future.

Warrant holders can elect to do any of the following:

•	Exercise their Warrants for $11.50 per Warrant and receive one Ordinary Share for each Warrant.

•	Surrender the Warrants on a cashless basis and receive a fraction of an Ordinary Share (capped at 0.361 Ordinary Shares per Warrant) per Warrant, in accordance with the Warrant make whole provisions set out in the Warrant Agreement (as defined below), as discussed below.

•	Take no action in which case the Company will redeem each Warrant at a redemption price of $0.10 per Warrant.

Full Details

The Warrants include (i) the outstanding public warrants (the “Public Warrants”) issued under the Warrant Agreement, dated as of July 28, 2021, between Metals Acquisition Corp (“Old MAC”) and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which were originally issued as part of the units sold in Old MAC’s initial public offering (the “IPO”) and converted into warrants to purchase Ordinary Shares in connection with the business combination between Old MAC and the Company (the “Business Combination”), for a redemption price of $0.10 per Public Warrant (the “Redemption Price”) and (ii) the outstanding private placement warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) to purchase Ordinary Shares that were issued by the Company in (a) a private placement transaction in connection with the Business Combination under the Sponsor Letter Agreement, dated as of July 28, 2021, by and between Old MAC and Green Mountain Metals LLC (the “Sponsor”) and (b) the conversion of the 2022 Sponsor Convertible Note, dated April 13, 2022, under which the Sponsor exercised its option to convert an outstanding loan amount into Private Placement Warrants. The Public Warrants are listed on the New York Stock Exchange.

The Warrant Agreement provides that the Company is entitled to redeem all of the outstanding Public Warrants at the redemption price of $0.10 per Public Warrant where: (i) the last reported sales price of the Ordinary Shares for any twenty trading days within the thirty trading-day period ending on the third trading day prior to the date on which notice of the redemption is given (the “Reference Value”) equals or exceeds $10.00 per share, and (ii) if the Reference Value is less than $18.00 per share, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. The Reference Value currently equals or exceeds $10.00 per share and is less than $18.00 per share, such that the Company is entitled to call the Warrants for redemption. At the direction of the Company, Georgeson LLC (the “Information Agent”) has delivered today a notice of redemption (the “Notice of Redemption”) to each of the registered holders of the outstanding Warrants.

Deadline for Warrant Exercise

At any time after the Notice of Redemption has been delivered and prior to 5:00 p.m. New York City time on the Redemption Date, the Warrants may be: (1) exercised by the Warrant holders for cash, at an exercise price of $11.50 per Ordinary Share (the “Cash Exercise Price”), or (2) surrendered by the Warrant holders on a “cashless basis”, in which case the surrendering holder will receive a number of Ordinary Shares determined in accordance with the terms of the Warrant Agreement and based on: (i) the Redemption Date, and (ii) the volume-weighted average price of the Ordinary Shares during the ten trading days immediately following the date on which this notice of redemption is sent to registered holders of Warrants (the “Redemption Fair Market Value”). The Company will provide holders notice of the Redemption Fair Market Value no later than one business day after such ten-day trading period ends, May 21, 2024). In no event will the number of Ordinary Shares issued in connection with a surrender on a cashless basis exceed 0.361 Ordinary Shares per Warrant.

Exercise Procedures

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants.

Persons who are holders of record of their Warrants may exercise their Warrants by sending a properly completed and executed “Election to Purchase” (attached to the Notice of Redemption) to the Continental Stock Transfer & Trust Company’s (the “Warrant Agent”) address below or at the following link https://cstt.citrixdata.com/r-r5a49e878c1214da29db4149e1a6093fa, indicating, among of things, the number of Warrants being exercised and that whether such Warrants are being exercised for cash or surrendered on a cashless basis.

If holders of Warrants are exercising for cash, please send payment in full of the Cash Exercise Price (and any and all applicable taxes) via wire transfer or other method of payment permitted by the Warrant Agreement. If you wish to wire funds to the Warrant Agent, please contact the Warrant Agent via email at Tenders+MetalsAcqWTS@continentalstock.com or phone 800-509-5586 for wire instructions. For certified check and bank draft payable, please send to the Warrant Agent at:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004-1571
Attention: Compliance Department

Termination of Warrant Rights

Any Warrants that have not been exercised for cash or on a cashless basis immediately prior to 5:00 p.m. New York City time on the Redemption Date (being June 5, 2024) will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the redemption price of $0.10 per Warrant.

Prospectus

The Ordinary Shares underlying the Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form F-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-276216). The SEC maintains an Internet website that contains a copy of the prospectus included in the registration statement at www.sec.gov. Alternatively, you can obtain a copy of this prospectus on the Investor Relations section of the Company’s website, at https://metalsacquisition.com/overview/default.aspx.

We understand from the New York Stock Exchange (the “NYSE”) that June 4, 2024, the trading day prior to the Redemption Date, will be the last day on which the Public Warrants will be traded on the NYSE.

Rationale for Redeeming the Warrants

The Company has decided to redeem the Warrants for a number of commercial reasons, including that the redemption:

•	removes any uncertainty regarding any dilution which may result from the exercise of Warrants in the future;

•	simplifies the financial statements of the Company and reduces the compliance burden and cost by removing the fair value non-cash adjustments that are currently reflected;

•	may result in additional liquidity on the NYSE and the Australian Securities Exchange (ASX) due to the issuance of additional Ordinary Shares (including Ordinary Shares which are represented by CHESS depositary interests (CDIs) on the ASX);

•	provides additional free float which will assist the Company with inclusion in various indices; and

•	simplifies the capital structure of the Company as, following completion of the redemption, the capital structure of the Company will consist entirely of Ordinary Shares other than the 3,187,500 outstanding warrants exercisable at $12.50 per share that were issued in connection with the Company’s mezzanine financing during the year ended December 2023.

The table below sets out the impact of the Warrant redemption on the share capital and cash position of the Company as well as the dilution to the holders of Ordinary Shares (including Ordinary Shares which are represented by CDIs on the ASX):

	Assuming 100% cashless exercise by Warrant holders		Assuming 100% exercise for cash by Warrant holders
Ordinary Share price on NYSE as at close of trade on May 3, 2024 (last practicable date before announcement of redemption)	$12.85		$12.85
Number of Ordinary Shares to be issued upon redemption of each Warrant	0.2984	*	1
Aggregate number of Ordinary Shares to be issued upon redemption of the Warrants	4,586,995	*	15,373,564
Cash received upon redemption of Warrants	-		$176,795,986
Dilution to existing issued Ordinary Shares (%)	6.2	%*	18.1%

*Figure indicative only and subject to change upon determination of actual Redemption Fair Market Value. Current indicative figure based on Ordinary Share price on NYSE as at close of trade on May 3, 2024, being the last practicable date before announcement of the redemption.

Important Notice

This press release does not and will not constitute an offer to sell, or the solicitation of an offer to buy, the Warrants, the Ordinary Shares, or any other securities, nor will there be any sale of the Warrants, the Ordinary Shares or any such other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise or refrain from exercising any Warrants.

Any holder of Warrants receiving a Notice of Redemption should consult with its financial adviser, tax adviser and/or legal adviser to the extent it has any questions relating to its specific circumstances.

Additional Information

Additional information regarding this announcement may be found in a Form 6-K that will be filed with the U.S. Securities and Exchange Commission.

Any questions you may have about redemption and exercising your Warrants may be directed to the Information Agent, at:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers

U.S. toll free call center: 866-920-8291

Holders outside the U.S.: 781-262-8912

Australian call center: 1300 265 182 and 03 9415 4055

***

-ENDS-

This announcement is authorized for release by the Board of Directors.

Contacts Mick McMullen Chief Executive Officer & Director Metals Acquisition Limited. investors@metalsacqcorp.com	Morne Engelbrecht Chief Financial Officer Metals Acquisition Limited

About Metals Acquisition Limited

Metals Acquisition Limited (NYSE: MTAL; ASX:MAC) is a company focused on operating and acquiring metals and mining businesses in high quality, stable jurisdictions that are critical in the electrification and decarbonization of the global economy.

Forward Looking Statements

This press release includes “forward-looking statements.” MAC’s actual results may differ from expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward- looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside MAC’s control and are difficult to predict. MAC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MAC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

More information on potential factors that could affect MAC’s or CSA Mine’s financial results is included from time to time in MAC’s public reports filed with the SEC. If any of these risks materialize or MAC’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MAC does not presently know, or that MAC currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MAC’s expectations, plans or forecasts of future events and views as of the date of this communication. MAC anticipates that subsequent events and developments will cause its assessments to change. However, while MAC may elect to update these forward-looking statements at some point in the future, MAC specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing MAC’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

***

Copy of Notice of Redemption, dated May 6, 2024

May 6, 2024

NOTICE OF REDEMPTION OF ALL OUTSTANDING
PUBLIC WARRANTS (CUSIP G60409102) AND PRIVATE PLACEMENT WARRANTS

Dear Warrant Holder,

Metals Acquisition Limited (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on June 5, 2024 (the “Redemption Date”), all of the Company’s outstanding public warrants (the “Public Warrants”) to purchase ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”), that were issued under the Warrant Agreement, dated as of July 28, 2021, between Metals Acquisition Corp (“Old MAC”) and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), for a redemption price of $0.10 per Public Warrant (the “Redemption Price”). The Public Warrants were originally issued as part of the units sold in Old MAC’s initial public offering (“IPO”). Pursuant to the transactions contemplated by the business combination (including the merger of Old MAC and the Company, with the Company continuing as the surviving company, and the Share Sale Agreement, dated March 17, 2022, as amended by the Deed of Consent and Covenant, dated as of November 22, 2022, among, inter alios, Old MAC and the Company (as amended from time to time)), which were consummated on June 15, 2023 (such transactions, the “Business Combination”), the Public Warrants that were sold in the IPO to purchase Class A ordinary shares of Old MAC were converted into warrants to purchase Ordinary Shares on the same terms and conditions set forth in the Warrant Agreement. In addition, the Company will redeem all of its outstanding private placement warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) to purchase Ordinary Shares that were issued by the Company in (i) a private placement transaction in connection with the Business Combination under the Sponsor Letter Agreement, dated as of July 28, 2021, by and between Old MAC and Green Mountain Metals LLC (the “Sponsor”) and (ii) the conversion of the 2022 Sponsor Convertible Note, dated April 13, 2022, under which the Sponsor exercised its option to convert the issued and outstanding loan amount into private placement warrants, on the same terms as the outstanding Public Warrants.

Continental Stock Transfer & Trust Company acts as warrant agent (the “Warrant Agent”) with respect to the Warrants.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of the outstanding Public Warrants at a redemption price of $0.10 per Public Warrant if (i) the last reported sales price of the Ordinary Shares for any twenty trading days within the thirty-day trading period ending on the third trading day prior to the date on which a notice of redemption is given (the “Reference Value”) equals or exceeds $10.00 per share and (ii) if the Reference Value is less than $18.00 per share, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. At the direction of the Company, Georgeson LLC (the “Information Agent”) has delivered this notice of redemption (this “Notice of Redemption”) to each of the registered holders of the outstanding Warrants.

The Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase fully paid and non-assessable Ordinary Shares underlying such Warrants. At any time after this Notice of Redemption has been delivered and prior to 5:00 p.m. New York City time on the Redemption Date, Warrant holders may elect to (i) exercise their Warrants for cash, at an exercise price of $11.50 per Ordinary Share (the “Cash Exercise Price”) or (ii) surrender their Warrants on a “cashless basis” (a “Make-Whole Exercise”) in which case the surrendering holder will receive a number of Ordinary Shares to be determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the volume weighted average price (the “Redemption Fair Market Value”) of the Ordinary Shares during the ten trading days immediately following the date on which this Notice of Redemption is sent to registered holders of Warrants. The Company will provide holders the Redemption Fair Market Value no later than one business day after such ten-trading day period ends. In no event will the number of Ordinary Shares issued in connection with a surrender on a cashless basis exceed 0.361 Ordinary Shares per Warrant. If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in an Ordinary Share, the number of Ordinary Shares the holder will be entitled to receive will be rounded down to the nearest whole number of Ordinary Shares.

The Ordinary Shares and the Public Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “MTAL” and “MTAL.WS,” respectively. We understand from the NYSE that June 4, 2024, the trading day prior to the Redemption Date, will be the last day on which the Public Warrants will be traded on the NYSE.

The CUSIP number appearing herein has been included solely for the convenience of the holders of the Public Warrants. No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Public Warrants or as contained in this Notice of Redemption. Any redemption of the Public Warrants shall not be affected by any defect in or omission of such identification number.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants.

The Company is exercising this right to redeem the Warrants pursuant to Section 6.2 of the Warrant Agreement. Pursuant to such provision, the Company has the right to redeem all of the outstanding Public Warrants if (i) the Reference Value equals or exceeds $10.00 per share and (ii) if the Reference Value is less than $18.00 per share, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants.

The last sales price of the Ordinary Shares has equaled or exceeded $10.00 per share and was less than $18.00 per share on each of twenty trading days within the thirty-day trading period ending on May 1, 2024 (which is the third trading day prior to the date of this notice of redemption).

EXERCISE PROCEDURE

Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase Ordinary Shares. Payment upon exercise of the Warrants may be made either (i) in cash, at the Cash Exercise Price or (ii) on a “cashless basis” in which case the surrendering holder will receive a number of Ordinary Shares to be determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the Redemption Fair Market Value. The Company will notify holders as to the Redemption Fair Market Value no later than one business day after the relevant ten-trading day period ends. In no event will the number of Ordinary Shares issued in connection with a surrender on a cashless basis exceed 0.361 Ordinary Shares per Warrant. If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in an Ordinary Share, the number of Ordinary Shares the holder will be entitled to receive will be rounded down to the nearest whole number of Ordinary Shares.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants.

Persons who are holders of record of their Warrants may exercise their Warrants by sending (1) a properly completed and executed “Election to Purchase” (the form of which is attached hereto as Annex A) to the Warrant Agent’s address set forth below or at the following link https://cstt.citrixdata.com/r-r5a49e878c1214da29db4149e1a6093fa, indicating, among other things, the number of Warrants being exercised and whether such Warrants are being exercised for cash or surrendered on a cashless basis, and (2) if exercised for cash, payment in full of the Cash Exercise Price (and any and all applicable taxes) via wire transfer or other method of payment permitted by the Warrant Agreement.

Payment of the Cash Exercise Price may be made by wire transfer of immediately available funds or in certified check or bank draft payable to the Warrant Agent. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request. If you wish to wire funds to the Warrant Agent, please contact the Warrant Agent via email at Tenders+MetalsAcqWTS@continentalstock.com or phone 800-509-5586 for wire instructions. For certified check and bank draft payable, please send to the Warrant Agent at:

2

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004-1571
Attention: Compliance Department

The method of delivery of the Warrants is at the option and risk of the holder. If delivered by mail, we recommend registered, insured mail.

The properly completed and executed Election to Purchase and, if the applicable Warrants are exercised for cash, payment in full of the Cash Exercise Price must be received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver a properly completed and executed Election to Purchase or, if the applicable Warrants are exercised for cash, the payment in full of the Cash Exercise Price before such time will result in such holder’s Warrants being redeemed and not exercised.

For Public Warrant holders who hold their Public Warrants in “street name,” provided that a Notice of Guaranteed Delivery is received by the Warrant Agent by 5:00 p.m. New York City Time on the Redemption Date, broker-dealers shall have two business days from the Redemption Date, or 5:00 p.m. New York City Time on June 7, 2024, to deliver the Public Warrants to the Warrant Agent. Any such Public Warrants received without the Election to Purchase or the Notice of Guaranteed Delivery having been duly executed and fully and properly completed will be deemed to have been delivered for redemption (at $0.10 per Public Warrant), and not for exercise.

PROSPECTUS

A prospectus (and the supplements thereto) covering the Ordinary Shares issuable upon the exercise of the Warrants is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-276216) (the “SEC”). The SEC also maintains an Internet website that contains a copy of the prospectus (and the supplements thereto) included in the registration statement. The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus (and the supplements thereto), please visit our website at https://www.metalsacquisition.com/investor-relations/overview/default.aspx.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants.

*********************************

Any holder of Warrants receiving a Notice of Redemption should consult with its financial adviser, tax adviser and/or legal adviser to the extent it has any questions relating to its specific circumstances.

Any questions you may have about redemption and exercising your Warrants may be directed to the Company’s Information Agent, Georgeson, at:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers
U.S. toll free call center: 866-920-8291

Holders outside the U.S.: 781-262-8912

Australian call center: 1300 265 182 and 03 9415 4055

Sincerely,

By:	/s/ Michael James McMullen
Name: Michael James McMullen
Title: Chief Executive Officer

3

Annex A

ELECTION TO PURCHASE

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive ______________ Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Metals Acquisition Limited (the “Company”) in the amount of $______________ in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of ______________ whose address is ______________ and that such Ordinary Shares be delivered to whose address ______________ is ______________.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to Section 6.3 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(d) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares.

[Signature Page Follows]

Date: ,

(Signature)

(Address)

(Tax Identification Number)